Exhibit 10.4

STEVEN DAVIS
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
(Effective as of January 1, 2014)

This Employment Agreement (“Agreement”) is entered into on March 25, 2014 by and between Meritage Homes Corporation, a Maryland corporation (“Company”) and Steven Davis, an individual (“Executive”) effective as of January 1, 2014 (“Effective Date”).
RECITALS

WHEREAS, the Executive is currently employed by the Company as Executive Vice President and Chief Operating Officer of the Company;

WHEREAS, the Company and the Executive previously entered into an amended and restated employment agreement defining the terms and conditions of Executive’s employment with the Company, dated as of January 1, 2010 (“Original Agreement”);

WHEREAS, the Original Agreement provided Executive with certain rights, responsibilities and benefits;

WHEREAS, the Company and Executive believe that it is in the best interest of each to make certain other changes to Executive’s terms and conditions of his employment with the Company; and

WHEREAS, the Company desires to continue to obtain the services of Executive, and Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement.

NOW THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and Executive agree to amend and restate the Original Agreement as follows:

1.    Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Executive Vice President and Chief Operating Officer of the Company, and Executive agrees to diligently perform the duties associated with such positions. Executive will report directly to the Chairman and Chief Executive Officer. Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the charters, policies and guidelines established by the Company from time to time applicable to its directors and senior management executives.

2.    Term. Executive will be employed under this Agreement until December 31, 2016 (“Agreement Term”), unless Executive’s employment is terminated earlier pursuant to Section 6. Thereafter, the Agreement will automatically renew for additional periods of one year (“Renewal

Term(s)”), unless on or before August 31, 2016 (or August 31 of any Renewal Term), either Executive or the Company notifies the other in writing that it wishes to terminate employment under this Agreement at the end of the term then in effect. If, pursuant to the foregoing, the Company notifies the Executive that it wishes to terminate employment under this Agreement at the end of the term then in effect, such termination of employment shall be treated as a termination without cause by the Company, and the provisions of Section 6(c) shall apply.

3.    Base Salary. The Company will pay Executive a base salary (“Base Salary”) at the annual rate of $500,000 per year. The Compensation Committee (“Committee”) of the Board of Directors of the Company (“Board”) may adjust Executive’s Base Salary from time to time, provided that the Base Salary (as previously increased, if applicable) may not be reduced without Executive’s consent. The Base Salary will be payable in accordance with the payroll practices of the Company in effect from time to time, but not less frequently than monthly.

4.    Incentive Compensation.

(a)    Bonus. For each calendar year during the Agreement Term and any Renewal Term, Executive shall be entitled to annual incentive compensation (the “Bonus”) under the Company’s 2006 Annual Incentive Plan (which is also known as the Company’s 2006 Executive Management Incentive Plan and the Meritage Homes Corporation Executive Management Incentive Plan) or any successor thereto (“Incentive Plan”), subject to the achievement of certain performance goals established by the Committee pursuant to the Incentive Plan and other terms and conditions, as set forth on Exhibit A.

(b)    Long-Term Incentives. For each calendar year during the Agreement Term and any Renewal Term, Executive shall be entitled to (i) a Performance Share Award or a Restricted Stock Unit Award under the Company’s 2006 Stock Incentive Plan or any successor thereto (“Stock Incentive Plan”), subject to the achievement of certain performance goals established by the Committee pursuant to the Stock Incentive Plan and other terms and conditions, as set forth on Exhibit B, and (ii) a Restricted Stock Unit Award under the Stock Incentive Plan, subject to a three-year vesting schedule and other terms and conditions, as set forth on Exhibit C.

5.    Executive Benefits. During the term of this Agreement, Executive will be entitled to reimbursement of reasonable and customary business expenses. The Company will provide Executive a $1,200 per month automobile allowance and such fringe benefits and other Executive benefits as are regularly provided by the Company to its senior executives (e.g., health and life insurance, Paid Time Off, 401(k), etc.); provided, however, that nothing herein shall preclude the Company from amending or terminating any employee or general executive benefit plan or program. In addition, the Company shall provide the Executive with the benefits set forth on Exhibit D, which benefits may not be terminated, reduced or modified in any respect during the term hereof without the written consent of Executive. The Company shall pay all reasonable attorneys’ fees incurred for drafting and reviewing this Second Amended and Restated Employment Agreement and all related documents within 60 days after it is signed by the parties.

6.    Termination.

(a)    Voluntary Resignation by Executive without Good Reason. If Executive voluntarily terminates his employment with the Company without Good Reason, then:

(i)    the Company shall within 15 days after termination pay Executive his Base Salary through the Date of Termination and any accrued but unused Paid Time Off amounts;

(ii)    the Company shall pay Executive any Bonus and any Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) that are earned in a previous year that has not yet been paid, which Bonus and performance awards shall be paid at such time as Bonuses and performance awards are paid to other executives but not later than March 15 of the year of termination;

(iii)    no Bonus shall be payable for the performance period in which termination occurs;

(iv)    no Performance Share Awards or Restricted Stock Unit Awards under Section 4(b)(i) or other performance based awards shall be payable for the performance period in which termination occurs;

(v)    any Restricted Stock Unit Awards under Section 4(b)(ii) or other time based awards that are not vested prior to or on account of such termination shall be forfeited; and

(vi)    the Company shall not pay or reimburse Executive for COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law.

(b)    Voluntary Resignation by Executive with Good Reason. If Executive voluntarily terminates his employment with the Company with Good Reason, then:

(i)    the Company shall within 15 days after termination pay Executive’s Base Salary through the Date of Termination and any accrued but unused Paid Time Off amounts;

(ii)    the Company shall pay Executive any Bonus and any Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) that are earned in a previous year that has not yet been paid, which Bonus and performance awards shall be paid at such time as Bonuses and performance awards are paid to other executives but not later than March 15 of the year of termination;

(iii)    the Company shall pay Executive a pro rata Bonus based upon actual performance for the performance period in which termination occurs, determined in accordance with paragraph F of Exhibit A and paid at such time as Bonuses are paid to other executives but not later than March 15 of the calendar year following the end of the performance period;

(iv)    all previously granted time based awards that are outstanding (including any Restricted Stock Unit Awards and other similar time based awards but not restricted stock awards which shall be dealt with under Section 6(b)(v) below) shall immediately vest and become unrestricted and the Company shall deliver to Executive the Shares subject to the time based awards;

(v)    all previously granted time based restricted stock awards that are outstanding shall immediately vest and become unrestricted;

(vi)    the Company shall deliver to Executive the Shares (as defined in paragraph A of Exhibit B) subject to the previously granted Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) and other similar previously granted performance awards for any performance periods that have not yet ended, determined based upon actual performance in accordance with Exhibit B and delivered at such time as performance share awards for other Executives are settled but not later than March 15 of the calendar year following the end of the applicable performance period for each such award;

(vii)    all previously granted performance based restricted stock awards for any performance periods that have not yet ended shall vest and become unrestricted immediately following the end of the applicable performance period for such awards based upon actual performance achieved during the applicable performance period;

(viii)    any stock option grants that remain outstanding as of the date of termination shall immediately vest, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 10th anniversary of the original date of grant;

(ix)    the Company shall pay Executive an amount equal to 150% of the monthly COBRA premium payable for the coverage in effect on the date of termination for Executive and, if applicable, his dependents under the Company’s group health plan, multiplied by 18;

(x)     at the Company’s option, the Executive shall render reasonable consulting services to the Company during the 12-month period following termination of employment as may be requested from time to time by the Chairman of the Committee, in accordance with, and subject to, Section 9; and

(xi)    the Company will pay Executive an amount equal to the sum of (A) two times the Executive’s Base Salary on the Date of Termination of employment, and (B) two times the higher of (x) the average of the Bonus compensation paid to Executive for the two years prior to his termination of employment or (y) the annual Bonus paid to Executive for the year preceding the date of termination. For purposes of determining the amount of the Executive’s Bonus paid for any year during the above two-year period, the amount of the Bonus compensation considered paid for purposes of this provision shall be the greater of (a) the Bonus paid to the Executive, or (b) the fair value on the day of grant (which, for restricted stock, restricted stock units and performance share awards shall equal the closing market price of the Company’s common stock on such day, and for options, stock appreciation rights and similar awards shall equal the value calculated pursuant to the Black-Scholes or similar valuation model as of the day of grant) of the shares of the Company’s restricted stock, restricted stock units, performance shares, stock options and other equity awards that became vested in such year; provided, however that the total amount set forth in Section 6(b)(xi) shall not exceed $2 million.

Unless otherwise provided in this Agreement, any amount payable or deliverable under Sections 6(b)(iv), (ix) and (xi) shall be paid in a lump-sum payment or delivered within 60 days following Executive’s termination of employment. Notwithstanding anything in this Section 6(b) to the contrary, if the 60 day period spans two calendar years, the payment or delivery to which Executive is entitled under this Section 6(b) shall be made in the second calendar year.

(c)    Termination without Cause by the Company. If the Company terminates Executive without Cause, then:

(i)    the Company shall within 15 days after termination pay Executive’s Base Salary through the Date of Termination and any accrued but unused Paid Time Off amounts;

(ii)    the Company shall pay Executive any Bonus and any Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) that are earned in a previous year that has not yet been paid, which Bonus and performance awards shall be paid at such time as Bonuses and performance awards are paid to other executives but not later than March 15 of the year of termination;

(iii)    the Company shall pay Executive a pro rata Bonus based upon actual performance for the performance period in which termination occurs, determined in accordance with paragraph F of Exhibit A and paid at such time as Bonuses are paid to other executives but not later than March 15 of the calendar year following the end of the performance period;

(iv)    all previously granted time based awards that are outstanding (including any Restricted Stock Unit Awards and other similar time based awards but not restricted stock awards which shall be dealt with under Section 6(c)(v) below) shall immediately vest and become unrestricted and the Company shall deliver to Executive the Shares subject to the time based awards;

(v)    all previously granted time based restricted stock awards that are outstanding shall immediately vest and become unrestricted;

(vi)    the Company shall deliver to Executive the Shares subject to previously granted Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) and other similar previously granted performance awards for any performance periods that have not yet ended, determined based upon actual performance in accordance with

Exhibit B and delivered at such time as performance share awards for other executives are settled but not later than March 15 of the calendar year following the end of the applicable performance period for each such award;

(vii)    all previously granted performance based restricted stock awards for any performance periods that have not yet ended shall vest and become unrestricted immediately following the end of the applicable performance period for such awards based upon actual performance achieved during the applicable performance period;

(viii)    any stock option grants that remain outstanding as of the date of termination shall immediately vest, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 10th anniversary of the original date of grant;

(ix)    the Company shall pay Executive an amount equal to 150% of the monthly COBRA premium payable for the coverage in effect on the date of termination for Executive and, if applicable, his dependents under the Company’s group health plan, multiplied by 18;

(x)     at the Company’s option, the Executive shall render reasonable consulting services to the Company during the 12-month period following termination of employment as may be requested from time to time by the Chairman of the Committee, in accordance with, and subject to, Section 9; and

(xi)    the Company will pay Executive an amount equal to the sum of (A) Executive’s Base Salary on the Date of Termination of employment, and (B) the higher of (x) the average of the Bonus compensation paid to Executive for the two years prior to his termination of employment or (y) the annual Bonus paid to Executive for the year preceding the date of termination. For purposes of determining the amount of the Executive’s Bonus paid for any year during the above two-year period, the amount of the Bonus compensation considered paid for purposes of this provision shall be the greater of (a) the Bonus paid to the Executive, or (b) the fair value on the day of grant (which, for restricted stock, restricted stock units and performance share awards shall equal the closing market price of the Company’s common stock on such day, and for options, stock appreciation rights and similar awards shall equal the value calculated pursuant to the Black-Scholes or similar valuation model as of the day of grant) of the shares of the Company’s restricted stock, restricted stock units, performance shares, stock options and other equity awards that became vested in such year; provided, however that the total amount set forth in Section 6(c)(xi) shall not exceed $2 million.

Unless otherwise provided in this Agreement, any amount payable or deliverable under Sections 6(c)(iv), (ix) and (xi) shall be paid in a lump-sum payment or delivered within 60 days following Executive’s termination of employment. Notwithstanding anything in this Section 6(c) to the contrary, if the 60 day period spans two calendar years, the payment or delivery to which Executive is entitled under this Section 6(c) shall be made in the second calendar year.

(d)    Termination for Cause by the Company. If the Company terminates Executive’s employment for Cause, then:

(i)    the Company shall within 15 days after termination pay Executive’s Base Salary through the Date of Termination and any accrued but unused Paid Time Off amounts;

(ii)    the Company shall pay Executive any Bonus and any Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) that are earned in a previous year that has not yet been paid, which Bonus and performance awards shall be paid at such time as Bonuses and performance awards are paid to other executives but not later than March 15 of the year of termination;

(iii)    no Bonus shall be payable for the performance period in which termination occurs;

(iv)    no Performance Share Awards or Restricted Stock Unit Awards under Section 4(b)(i) or other performance based awards shall be payable for any performance periods that have not yet ended; and

(v)    any Restricted Stock Unit Awards under Section 4(b)(ii), and any time based restricted stock awards or other similar time based awards that are not vested prior to such termination shall be forfeited.

Upon a termination for Cause by the Company, the provisions of Section 7 (Restrictive Covenant) shall automatically become applicable for a six-month period (rather than the two-year period set forth therein), without any further payment due Executive. Executive acknowledges and agrees that the compensation herein is adequate consideration for such covenants.

(e)    Termination upon Death or Disability. If Executive’s employment is terminated as a result of Executive’s death or Disability, then:

(i)    the Company shall within 15 days after termination pay Executive’s Base Salary through the Date of Termination and any accrued but unused Paid Time Off amounts;

(ii)    the Company shall pay Executive any Bonus and any Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) that are earned in a previous year that has not yet been paid, which Bonus and performance awards shall be paid at such time as Bonuses and performance awards are paid to other executives but not later than March 15 of the year of termination;

(iii)    the Company shall pay Executive his Target Bonus for the performance period in which termination occurs as described in paragraph C of Exhibit A (provided that for any performance period beginning prior to January 1, 2015, the amount paid shall be the Bonus based upon actual performance for the performance period (rather than the Target Bonus) in which termination occurs determined in accordance with Exhibit A, and paid at such time as Bonuses are paid to other executives but not later than March 15 of the calendar year following the end of the performance period);

(iv)    all previously granted time based awards that are outstanding (including any Restricted Stock Unit Awards and other similar time based awards but not restricted stock awards which shall be dealt with under Section 6(e)(v) below) shall immediately vest and become unrestricted and the Company shall deliver to the Executive the Shares subject to the time based awards;

(v)    all previously granted time based restricted stock awards shall immediately vest and become unrestricted;

(vi)    the Company shall deliver to Executive the target number of Shares subject to previously granted Performance Share Awards under Section 4(b)(i) and other similar previously granted performance awards for any performance periods that have not yet ended as described in paragraph C of Exhibit B or otherwise (provided that for any performance period beginning prior to January 1, 2015, the Company shall deliver to Executive the Shares subject to previously granted Performance Share Awards under Section 5(b)(i) and other similar previously granted performance awards for any performance periods that have not yet ended, determined based upon actual performance in accordance with Exhibit B (rather than delivering the target number of Shares) and delivered at such time as Performance Share Awards for other executives are settled but not later than March 15 of the calendar year following the end of the applicable performance period);

(vii)    the target number of shares subject to previously granted performance based restricted stock awards for any performance periods that have not yet ended shall immediately vest and become unrestricted;

(viii)    any stock option grants that remain outstanding as of the date of termination shall immediately vest, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 10th anniversary of the original date of grant; and

(ix)    the Company shall pay Executive an amount equal to 150% of the monthly COBRA premium payable for the coverage in effect on the date of termination for Executive (if Executive’s employment is terminated as a result of Disability) and, if applicable, his dependents under the Company’s group health plan, multiplied by 18.

Unless otherwise provided in this Agreement, any amount payable or deliverable under Sections 6(e)(iii) (but only for payment of Target Bonuses), (iv), (vi) (but only for target number of Shares) and (ix) shall be paid in a lump-sum payment or delivered within 60 days following Executive’s termination of employment. Notwithstanding anything in this Section 6(e) to the contrary, if the 60 day period spans two calendar years, the payment or delivery to which Executive is entitled under this Section 6(e) shall be made in the second calendar year. If Executive dies or becomes Disabled during any period that the Company is obliged to make payments under Section 6, the

Company shall pay the Executive (or in the case of death, the Executive’s estate) any unpaid amounts described in Section 6, at the time such amounts would otherwise have been paid to Executive.

(f)    Retirement. If Executive voluntarily terminates his employment with the Company without Good Reason after completion of 15 cumulative years of service as a named executive officer and/or a member of the Board, the provisions of Section 6(a) shall apply (except as modified in this Section 6(f)) and in addition thereto:

(i)    the Company shall pay Executive a pro rata Bonus based upon actual performance for the performance period in which termination occurs, determined in accordance with paragraph F of Exhibit A and paid at such time as Bonuses are paid to other executives but not later than March 15 of the calendar year following the end of the performance period;

(ii)    all previously granted time based awards that are outstanding (including any Restricted Stock Unit Awards and other similar time based awards but not restricted stock awards) shall immediately vest and become unrestricted and the Company shall deliver to Executive the Shares subject to the time based awards;

(iii)    the Company shall deliver to Executive the Shares subject to the previously granted Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) and other similar previously granted performance awards for any performance periods that have not yet ended, determined based upon actual performance in accordance with Exhibit B and delivered at such time as performance share awards for other Executives are settled but not later than March 15 of the calendar year following the end of the applicable performance period for such awards;

(iv)    all previously granted performance based restricted stock awards for any performance periods that have not yet ended shall vest and become unrestricted immediately following the end of the applicable performance period for such awards based upon actual performance achieved during the applicable performance period;

(v)    any stock option grants that remain outstanding as of the date of termination shall immediately vest, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 10th anniversary of the original date of grant; and

(vi)    at the Company’s option, the Executive shall render reasonable consulting services to the Company during the 12-month period following termination of employment as may be requested from time to time by the Chairman of the Committee, in accordance with, and subject to Section 9.

Unless otherwise provided in this Agreement, any amount deliverable under Section 6(f)(ii) shall be delivered within 60 days following Executive’s termination of employment. Notwithstanding anything in this Section 6(f) to the contrary, if the 60 day period spans two calendar years, the delivery to which Executive is entitled under this Section 6(f) shall be delivered in the second calendar year.

(g)    Directors and Officers Liability Insurance; Indemnification. In the event of termination of Executive’s employment,

(i)    Executive shall remain covered under the directors and officers liability insurance maintained by the Company in commercially reasonable amounts (as determined by the Board) to the same extent as executives of the Company; and

(ii)    Executive shall remain eligible for indemnification by the Company to the extent provided for in the Company by-laws in effect from time to time, provided that such indemnification shall not be less favorable than the indemnification provided for in the Company’s by-laws in effect as of January 1, 2014.

(h)    Definitions. For purposes of this Agreement:

(1)    “Cause” and “Good Reason” shall have the meanings ascribed to them in the Third Amended and Restated Change of Control Agreement between Executive and the Company, effective January 1, 2010, as amended (“CIC Agreement”), provided, that Good Reason also exists under this Agreement if (A) the Company fails to cause any successor to immediately assume the terms of this Agreement, or (B) the Company materially breaches its obligations under this Agreement and such breach is not cured within a reasonable period of time not to exceed 30 days after written notice from the Executive;

(2)    “Date of Termination” shall mean

(i)    if this Agreement is terminated as a result of Executive’s death, the date of Executive’s death,

(ii)    if this Agreement is terminated by Executive for Good Reason, the date on which he notifies the Company in writing (but following the Company’s opportunity to cure as provided in the CIC Agreement),

(iii)    if this Agreement is terminated by Executive without Good Reason or on account of retirement, the later of (A) the date on which Executive notifies the Company in writing and (B) the date of termination specified in the written notice,

(iv)    if this Agreement is terminated by the Company for Disability, the date a notice of termination is given,

(v)    if this Agreement is terminated by the Company for Cause, the date a final determination is provided to Executive by the Company (following the procedures set forth in the CIC Agreement), or

(vi)    if this Agreement is terminated by the Company without Cause, the date notice of termination is given to Executive by the Company;

(3)    “Disability” shall mean Executive is, by reason of any medically determinable physical or mental impairment which actually hinders Executive’s ability to perform his job and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than six months under an accident and health plan established by the Company for its employees.

(i)    Procedures for Notices of Termination. The procedures set forth in Section 8(a), (b) and (d) of the CIC Agreement shall apply under this Agreement in connection with a notice of termination as to the kind of termination events described in those subsections.

(j)    Release Agreement. Notwithstanding anything to the contrary herein, no payment (other than payments described in (i) and (ii) of Sections 6(a), (b), (c), (d) and (e); payments under Section 6(e) on account of death; and any payment under Section 6(g)) shall be made under this Section 6 unless Executive executes (and does not revoke) a legal release (“Release Agreement”), in substantially the form attached hereto as Exhibit E, in which Executive releases the Company, its affiliates, directors, officers, employees, agents and others affiliated with the Company from any and all claims, including claims relating to Executive’s employment with the Company and the termination of Executive’s employment. The Release Agreement shall be provided to Executive within 5 days following Executive’s termination of employment. The Release Agreement must be executed and returned to the Company within the 21 or 45 day (as applicable) period described in the Release Agreement and it must not be revoked by Executive within the 7-day revocation period described in the Release Agreement.

(k)    Compliance with Code Section 409A. Any payment under this Section 6 shall be subject to the provisions of this Section 6(k) (except for a payment pursuant to Section 6(e) as a result of Executive’s death). If and to the extent required by Code Section 409A, any payment or benefit required to be paid under this agreement on account of termination of Executive’s employment shall be made only after Executive incurs a “separation from service” within the meaning of Code Section 409A. If Executive is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event set forth in Section 6 and if no exception from Code Section 409A applies in whole or in part, then the severance or other payments pursuant to Section 6 that are subject to Section 409A shall be made to Executive by the Company or commence on the later of the date otherwise provided therein or the first day of the seventh month following the date of the Executive’s separation from service (the “409A Payment Date”). Should this paragraph 6(k) result in a delay of payments to Executive, the Company shall begin to make such payments as described in this paragraph 6(k), provided that any amounts that would have been payable earlier but for the application of this paragraph 6(k), shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate from the date that payments to you should have been made under this Agreement. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Code Section 409A(a)(2)(B)(i) or any successor provision and the treasury regulations and rulings issued thereunder. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Executive and on the Company). Any reimbursement under this Agreement, to the extent it constitutes a deferral of compensation under Code Section 409A, shall meet the following requirements: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(l)    No Duty to Mitigate. Any payments under this Section 6 will be made to Executive without regard to whether Executive looks for or obtains alternative employment following termination of employment with the Company hereunder.

(m)    Expenses and Interest. If a good faith dispute shall arise with respect to the enforcement of any rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision hereof, or to recover damages for breach hereof, the prevailing party shall recover any reasonable attorneys’ fees and necessary costs and disbursement incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained calculated at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate from the date that payments were or should have been made under this Agreement.

7.    Restrictive Covenant.

(a)    Executive hereby covenants and agrees that for a period of two years from the Date of Termination, Executive will not:

(1)    Directly or indirectly, hire or solicit for employment for any other business entity other than the Company (whether as an employee, consultant, independent contractor, or otherwise) any person who is, or within the six month period preceding the date of such activity was, an employee, independent contractor or the like of the Company or any of its subsidiaries, unless Company gives its written consent to such employment or offer of employment.

(2)    Call on or directly or indirectly solicit or divert or take away from Company or any of its subsidiaries (including, without limitation, by divulging to any competitor or potential competitor or company or its subsidiaries) any person, firm, corporation or other entity who was a customer or prospective customer of the Company during Executive’s term of employment.

(b)    The covenants set forth in this Section 7 shall begin as of the Effective Date and will survive the Executive’s termination of employment under Section 6.

8.    Non-Disclosure of Confidential Information.

(a)    It is understood that in the course of Executive’s employment with Company, Executive will become acquainted with Company Confidential Information (as defined below). Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, Executive agrees that except as otherwise ordered in a legal or regulatory proceeding, he will not, disclose to others, copy, make any use of, or remove from Company’s premises any Company Confidential Information, except as Executive’s duties may specifically require, without the express written consent of the Company, during Executive’s employment with the Company and thereafter until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company.

(b)    Upon any termination of employment, Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Executive.

(c)    Executive hereby agrees that the period of time provided for in this Section 8 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive. Executive further agrees that damages cannot adequately compensate the Company in the event of a violation of this Section 8 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of this Section 8 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

(d)    “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of Company and its subsidiaries and affiliates including without limitation the following: (1) customer lists and customer information as compiled by Company; (2) Company’s internal practices and procedures; (3) Company’s financial condition and financial results of operation; (4) supply of materials information, including sources and costs, designs, information on land and lot inventories, and current and prospective projects; (5) strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities; (6) all other information which Executive has a reasonable basis to consider confidential or which is treated by Company as confidential; and (7) all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered “Company Confidential Information”: (i) the general skills of the Executive as an experienced real estate and homebuilding entrepreneur and senior management level employee; (ii) information generally known by senior management executives within the homebuilding and/or land development industry; (iii) persons, entities, contacts or relationships of Executive that are also generally known in the industry; and (iv) information which becomes available on a non-confidential basis from a source other than Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation.

9.    Cooperation; No Disparagement. During the one-year period following the Executive’s Date of Termination, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. Additionally, at all times after the Executive’s employment with the Company has terminated, Company and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services. In consideration for such cooperation, Company shall compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s total compensation during the year preceding the Date of Termination) and Company shall reimburse Executive for the reasonable out-of-pocket expenses Executive incurs in connection with such cooperative efforts. In addition, in no event will the Executive be required to provide services to the Company pursuant to this Section 9 at a level that exceeds 20% of the average level of bona fide services Executive provided to Company in the immediately preceding 36 months.

10.    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

11.    Assignment by Company. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

12.    Entire Agreement. This Agreement, the CIC Agreement, and any agreements concerning stock options, restricted stock, restricted stock units or other benefits, embody the complete agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and Executive.

13.    Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

14.    Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to Company:            Meritage Homes Corporation
8800 East Raintree, Suite 300
Scottsdale, Arizona 85260
Attention: Chief Executive Officer and
Chief Financial Officer

if to Executive:                Steven Davis
13720 E. Yucca Street
Scottsdale, Arizona 85259

15.    Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). The parties agree that before the proceeding to arbitration that they will mediate their disputes before the AAA by a mediator approved by the AAA. Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive. All such disputes, controversies or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the mediator or the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix/Scottsdale metropolitan area.

The Company shall pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.

16.    Withholding; Release; No Duplication of Benefits. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than those payments described in Section 6(j) and expense reimbursements through a date of termination), shall be subject to receipt by the Company from Executive of the Release Agreement, and compliance by Executive with the covenants set forth in Sections 7 and 8 hereof. If there is any conflict between the provisions of the CIC Agreement and this Agreement, such conflict shall be resolved so as to provide on an individual item by item basis the greater benefit to Executive. However, in order to avoid duplication of any monetary benefits, any payments or benefits due under Executive’s CIC Agreement or under any employee severance plan to the extent such a plan exists or is subsequently implemented by the Company, will not be paid if the corresponding item under this Agreement is equal or greater and is paid.

17.    Effect of Restatement of Financial Results. Notwithstanding anything in this Agreement to the contrary, to the extent any financial results are misstated as a result of Executive’s willful misconduct or gross negligence, and as a result such financial results are subsequently restated downward resulting in lower levels of bonuses pursuant to Section 4 and the accompanying Exhibit A, offsets shall be made against future bonuses. If such future bonuses are insufficient to offset the full difference between awarded bonuses and restated bonuses and/or if such restatement occurs at the end of the Agreement Term and subsequent Renewal Term(s), if any, bonuses previously earned and delivered under this Agreement may be clawed-back.

18.    Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

19.    Related Party Transactions. Executive may not engage in any related party transactions with the Company unless approved in the specific instance by the Audit Committee of the Board.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

MERITAGE HOMES CORPORATION, a Maryland corporation

By:	/s/ Steven J. Hilton
Name:	Steven J. Hilton
Title:	Chairman and CEO

EXECUTIVE: STEVEN DAVIS

/s/ Steven M. Davis

EXHIBIT A
BONUS

A.
Bonus Opportunity. For each Performance Period, as defined in paragraph B below, Executive shall be entitled to a Bonus based on his Target Bonus, as set forth in paragraph C below, subject to the achievement of certain performance goals.

B.	Performance Period. For purposes of this Exhibit A, the Performance Period shall be the 12 month period beginning on January 1 of each calendar year during the Agreement Term and any Renewal Term.

C.
Target Bonus and Bonus. Executive’s Target Bonus shall be $1,000,000. Executive’s Bonus that is payable for any Performance Period, if any, shall be an amount ranging from 0% to 200% of the Target Bonus, contingent upon the achievement of one or more performance goals established by the Committee for such Performance Period, as set forth in paragraph D.1. Notwithstanding the foregoing, the Bonus payable to the Executive shall not exceed the maximum bonus that could be payable under the Incentive Plan.

D.	Performance Goals.

1.
Subject to and in accordance with the requirements under Section 162(m) of the Code, no later than 90 days after the commencement of each Performance Period, the Committee shall, in its sole discretion, establish in writing one or more preestablished, objective performance goals for such Performance Period. Such performance goal(s) shall state, in terms of an objective formula or standard, the amount of the Target Bonus payable to Executive upon achievement of each such performance goal (or any specified threshold, intermediate, target, maximum or other level with respect thereto).

2.
Notwithstanding anything herein to the contrary, in addition to the performance goals described in paragraph D.1, for any Performance Period the Committee may also, in its sole discretion, establish one or more individual performance goals for Executive, whether objective or subjective, and may reduce the Bonus that is otherwise payable to Executive for such Performance Period if Executive fails to achieve such individual performance goals in such amount or percentage as the Committee may determine; provided, however, that any such reduction in Executive’s Bonus shall not result in an increase in any amount payable to any other employee of the Company

E.
Incentive Plan. This Exhibit A, subject to any action taken by the Committee pursuant thereto, shall be subject to the terms and conditions of, the Incentive Plan. If there is any conflict between the provisions of the Agreement or this Exhibit A and the Incentive Plan, or any award agreement, the Agreement or this Exhibit A (as applicable) shall control.

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F.
Pro Rata Bonus. A pro rata Bonus, where applicable, shall be an amount equal to (1) the Bonus otherwise determined by the Committee based upon actual performance for the Performance Period in accordance with the foregoing provisions of this Exhibit A, multiplied by (2) a fraction, the numerator of which is the number of days that Executive is employed by the Company during the Performance Period, and the denominator of which is the total number of days in the Performance Period.

G.
Payment. Except as otherwise provided in the Agreement, any Bonus payable under this Exhibit A (including any pro rata Bonus determined under paragraph F) shall be paid in cash to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that the Bonus shall be paid in its entirety no later than March 15 of the calendar year following the calendar year to which the payment relates.

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EXHIBIT B
PERFORMANCE SHARE AWARD

A.
Performance Share Opportunity. For each Performance Period, as defined in paragraph B below, Executive shall be granted a Performance Share Award (“PSA”) under the Stock Incentive Plan giving Executive the right to receive shares of common stock of the Company (“Shares”), based on a target specified in paragraph C below and subject to the achievement of certain performance goals.

B.	Performance Period. For purposes of this Exhibit B, the Performance Period shall be the three year period beginning on January 1 of each calendar year during the Agreement Term and any Renewal Term.

C.
Shares. A target number of Shares with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of $500,000 shall be established for the PSA for each Performance Period. The PSA that is payable for any Performance Period, if any, shall be an amount ranging from 0% to 150% of such target number of Shares, contingent upon the achievement of one or more performance goals established by the Committee for such Performance Period, as set forth in paragraph D. Notwithstanding the foregoing, the maximum number of shares deliverable pursuant to any PSA shall not exceed the maximum number of shares that could be granted during a calendar year under the Stock Incentive Plan.

D.
Performance Goals. Subject to and in accordance with the requirements under Section 162(m) of the Code, no later than 90 days after the commencement of each Performance Period, the Committee shall, in its sole discretion, establish in writing one or more preestablished, objective performance goals for such Performance Period. Such performance goal(s) shall state, in terms of an objective formula or standard, the amount of the target number of Shares determined under paragraph C for such Performance Period payable to Executive upon achievement of each such performance goal (or any specified threshold, intermediate, target, maximum or other level with respect thereto).

E.
Stock Incentive Plan. This Exhibit B, subject to any action taken by the Committee pursuant thereto, shall be subject to the terms and conditions of the Stock Incentive Plan. If there is any conflict between the provisions of the Agreement or this Exhibit B and the Stock Incentive Plan or any award agreement, the Agreement or this Exhibit B (as applicable) shall control.

F.
Payment. Except as otherwise provided in the Agreement, any PSAs payable under this Exhibit B shall be settled by delivery of whole Shares (with cash for any fractional share) to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that such Shares shall be delivered (and such cash, if any, shall be paid) no later than March 15 of the calendar year following the Performance Period to which the payment relates.

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G.
Restricted Stock Units. The Company may grant Executive performance based restricted stock units in lieu of the PSAs; provided, however, that such restricted stock units shall be on the same terms and conditions as the PSAs and the provisions herein and in the Agreement with respect to PSAs shall apply to the performance based restricted stock units.

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EXHIBIT C
RESTRICTED STOCK UNIT AWARD

A.
Restricted Stock Unit. For each Vesting Period, as defined in paragraph B below, Executive shall be granted in January or February of each calendar year a Restricted Stock Unit Award (“RSU”) under the Stock Incentive Plan giving Executive the right to receive shares of common stock of the Company (“Shares”) with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of $500,000. Notwithstanding the foregoing, the maximum number of Shares deliverable pursuant to any RSU shall not exceed the maximum number of Shares that could be granted during a calendar year under the Stock Incentive Plan, reduced by the maximum number of shares deliverable pursuant to a PSA granted under Exhibit B during the same calendar year.

B.	Vesting Period. For purposes of this Exhibit C, the Vesting Period for any RSU shall be the three year period beginning on January 1 of each calendar year.

C.
Vesting. The RSU for any Vesting Period shall become fully vested and nonforfeitable as of the earlier of (i) the last day of the Vesting Period, provided that Executive remains continuously employed by the Company through and including such day, and (ii) the Executive’s termination of employment to the extent provided in the Agreement. Any RSU Award that does not vest prior to or on account of the Executive’s termination of employment shall be forfeited.

D.
Stock Incentive Plan. This Exhibit C shall be subject to the terms and conditions of, the Stock Incentive Plan. If there is any conflict between the provisions of the Agreement or this Exhibit C and the Stock Incentive Plan or any award agreement, the Agreement or this Exhibit C (as applicable) shall control.

E.
Payment. Except as otherwise provided in the Agreement, any RSUs which become fully vested and nonforfeitable under paragraph C of this Exhibit C shall be settled by delivery of whole Shares (with cash for any fractional share) to Executive within 60 days after the end of the Vesting Period. Notwithstanding anything in this Exhibit C to the contrary, if the 60 day payment distribution period spans two calendar years, the payment to which Executive is entitled under this paragraph E shall be made in the second calendar year.

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EXHIBIT D
SPECIFIED BENEFITS

1.    Payments annually for Executive to purchase life insurance in the amount of $3,000,000 (or reimbursement for the premiums paid by Executive for such policy).

2.    The Company shall provide Executive with disability insurance with monthly benefits of $20,000 in the event of Executive’s total disability (or reimbursement for the premiums paid by Executive for such policy); provided that in lieu of such disability benefit, the Executive may elect to receive any combination of disability and/or long term care benefit(s) so long as the Company’s cost of such other benefit(s) does not exceed the Company’s cost of a comparable disability benefit.

3.    Taxes related to any payments and benefits above shall be the sole responsibility of the Executive.

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